United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(a) and Amendments Thereto Filed Pursuant to § 240.13d-2(a)

Under the Securities Exchange Act of 1934

(Amendment No. 6)*

Custom Truck One Source, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

23204X103

(CUSIP Number)

Christopher M. Leininger, Esq.

c/o ECP

40 Beechwood Road

Summit, NJ 07901

(973) 671-6100

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

December 6, 2024

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 23204X103	13D	Page 1 of 20 Pages

1	Names of Reporting Persons ECP ControlCo, LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 20,287,270
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 20,287,270

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,287,270
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 8.7%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 23204X103	13D	Page 2 of 20 Pages

1	Names of Reporting Persons Energy Capital Partners III, LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 20,287,270
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 20,287,270

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,287,270
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 8.7%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 23204X103	13D	Page 3 of 20 Pages

1	Names of Reporting Persons Energy Capital Partners GP III, LP
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 20,287,270
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 20,287,270

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,287,270
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 8.7%
14	Type of Reporting Person PN

CUSIP No. 23204X103	13D	Page 4 of 20 Pages

1	Names of Reporting Persons Energy Capital Partners III, LP
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 20,287,270
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 20,287,270

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,287,270
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 8.7%
14	Type of Reporting Person PN

CUSIP No. 23204X103	13D	Page 5 of 20 Pages

1	Names of Reporting Persons Energy Capital Partners III-A, LP
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 20,287,270
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 20,287,270

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,287,270
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 8.7%
14	Type of Reporting Person PN

CUSIP No. 23204X103	13D	Page 6 of 20 Pages

1	Names of Reporting Persons Energy Capital Partners III-B, LP
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 20,287,270
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 20,287,270

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,287,270
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 8.7%
14	Type of Reporting Person PN

CUSIP No. 23204X103	13D	Page 7 of 20 Pages

1	Names of Reporting Persons Energy Capital Partners III-C, LP
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 20,287,270
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 20,287,270

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,287,270
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 8.7%
14	Type of Reporting Person PN

CUSIP No. 23204X103	13D	Page 8 of 20 Pages

1	Names of Reporting Persons Energy Capital Partners III-D, LP
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 20,287,270
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 20,287,270

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,287,270
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 8.7%
14	Type of Reporting Person PN

CUSIP No. 23204X103	13D	Page 9 of 20 Pages

1	Names of Reporting Persons Energy Capital Partners GP III Co-Investment (NESCO), LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 20,287,270
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 20,287,270

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,287,270
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 8.7%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 23204X103	13D	Page 10 of 20 Pages

1	Names of Reporting Persons Energy Capital Partners III (NESCO Co-Invest), LP
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 20,287,270
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 20,287,270

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,287,270
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 8.7%
14	Type of Reporting Person PN

CUSIP No. 23204X103	13D	Page 11 of 20 Pages

1	Names of Reporting Persons ECP Starlight Public GP, LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 20,287,270
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 20,287,270

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,287,270
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 8.7%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 23204X103	13D	Page 12 of 20 Pages

1	Names of Reporting Persons ECP Starlight Guarantor (Public), LP
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 20,287,270
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 20,287,270

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,287,270
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 8.7%
14	Type of Reporting Person PN

CUSIP No. 23204X103	13D	Page 13 of 20 Pages

1	Names of Reporting Persons NESCO Holdings GP, LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 20,287,270
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 20,287,270

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,287,270
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 8.7%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 23204X103	13D	Page 14 of 20 Pages

1	Names of Reporting Persons NESCO Holdings, LP
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 16,740,518
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 16,740,518

11	Aggregate Amount Beneficially Owned by Each Reporting Person 16,740,518
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 7.2%
14	Type of Reporting Person PN

CUSIP No. 23204X103	13D	Page 15 of 20 Pages

1	Names of Reporting Persons ECP Cardinal Holdings, LP
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 3,546,752
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 3,546,752

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,546,752
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 1.5%
14	Type of Reporting Person PN

CUSIP No. 23204X103	13D	Page 16 of 20 Pages

Explanatory Note

This Amendment No. 6 to Schedule 13D (this “Amendment No. 6”) amends and supplements the statement on Schedule 13D filed with the United States Securities and Exchange Commission (the “SEC”) on August 7, 2019, as amended to date (the “Statement”), relating to the common stock, par value $0.0001 per share (the “Common Stock”), of Custom Truck One Source, Inc. (the “Issuer”). Capitalized terms used herein without definition shall have the meaning set forth in the Statement.

Item 5.	Interest in Securities of the Issuer.

Item 5 of the Statement is hereby amended and restated in its entirety as follows:

(a) – (b)

The following sets forth, as of the date of this Statement, the aggregate number of shares of Common Stock and percentage of shares of Common Stock beneficially owned by each of the Reporting Persons, as well as the number of shares of Common Stock as to which each Reporting Person has the sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition of, or shared power to dispose or to direct the disposition of, as of the date hereof, based on 233,432,467 shares of Common Stock outstanding as of October 28, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on October 30, 2024.

Reporting Person	Amount beneficially owned	Percent of class	Sole power to vote or to direct the vote	Shared power to vote or to direct the vote	Sole power to dispose or to direct the disposition	Shared power to dispose or to direct the disposition
ECP ControlCo, LLC	20,287,270	8.7%	0	20,287,270	0	20,287,270
Energy Capital Partners III, LLC	20,287,270	8.7%	0	20,287,270	0	20,287,270
Energy Capital Partners GP III, LP	20,287,270	8.7%	0	20,287,270	0	20,287,270
Energy Capital Partners III, LP	20,287,270	8.7%	0	20,287,270	0	20,287,270
Energy Capital Partners III-A, LP	20,287,270	8.7%	0	20,287,270	0	20,287,270
Energy Capital Partners III-B, LP	20,287,270	8.7%	0	20,287,270	0	20,287,270
Energy Capital Partners III-C, LP	20,287,270	8.7%	0	20,287,270	0	20,287,270
Energy Capital Partners III-D, LP	20,287,270	8.7%	0	20,287,270	0	20,287,270
Energy Capital Partners GP III Co-Investment (NESCO), LLC	20,287,270	8.7%	0	20,287,270	0	20,287,270
Energy Capital Partners III (NESCO Co-Invest), LP	20,287,270	8.7%	0	20,287,270	0	20,287,270
ECP Starlight Public GP, LLC	20,287,270	8.7%	0	20,287,270	0	20,287,270
ECP Starlight Guarantor (Public), LP	20,287,270	8.7%	0	20,287,270	0	20,287,270
NESCO Holdings GP, LLC	20,287,270	8.7%	0	20,287,270	0	20,287,270
NESCO Holdings, LP	16,740,518	7.2%	0	16,740,518	0	16,740,518
ECP Cardinal Holdings, LP	3,546,752	1.5%	0	3,546,752	0	3,546,752

CUSIP No. 23204X103	13D	Page 17 of 20 Pages

ECP Cardinal Holdings, LP and NESCO Holdings, LP are the record holders of 3,546,752 and 16,740,518 shares of Common Stock, respectively.

ECP ControlCo, LLC is controlled by its board of managers, which consists of Douglas Kimmelman, Peter Labbat, Tyler Reeder, Rahman D’Argenio, Raoul Hughes and Xavier Robert (together, the “ECP Managers”), all of whom collectively share the power to vote and dispose of the securities beneficially owned by ECP ControlCo, LLC. As a result of the relationships described below, each of the ECP Managers may be deemed to share beneficial ownership of the securities described herein. Each individual disclaims beneficial ownership of such securities.

ECP ControlCo, LLC is the managing member of Energy Capital Partners III, LLC, which is the general partner of (i) Energy Capital Partners GP III, LP, which is the general partner of each of Energy Capital Partners III, LP, Energy Capital Partners III-A, LP, Energy Capital Partners III-B, LP, Energy Capital Partners III-C, LP, and Energy Capital Partners III-D, LP, which are the sole members of ECP Starlight Public GP, LLC, which is the general partner of ECP Starlight Guarantor (Public), LP, and (ii) Energy Capital Partners GP III Co-Investment (NESCO), LLC, which is the general partner of Energy Capital Partners III (NESCO Co-Invest), LP. ECP Starlight Guarantor (Public), LP and Energy Capital Partners III (NESCO Co-Invest), LP are the sole members of NESCO Holdings GP, LLC, which is the general partner of each of ECP Cardinal Holdings, LP and NESCO Holdings, LP. Each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by ECP Cardinal Holdings, LP and NESCO Holdings, LP.

(c) From November 18, 2024, to December 6, 2024, ECP Cardinal Holdings, LP and NESCO Holdings, LP disposed of an aggregate of 3,097,609 shares of Common Stock in a series of open-market transactions. Details by date, listing the number of shares of Common Stock disposed of and the weighted average price per share, are provided below. The Reporting Persons undertake to provide, upon request by the staff of the SEC or the Issuer, full information regarding the number of shares sold at each separate price for each transaction.

Date	Shares Disposed of by ECP Cardinal Holdings, LP	Shares Disposed of by NESCO Holdings, LP	Weighted Average Price
November 18, 2024	9,367	44,159	$5.0569
November 19, 2024	5,769	27,198	$5.0291
November 20, 2024	7,229	34,079	$5.1023
November 21, 2024	10,842	51,111	$5.2491
November 22, 2024	26,290	123,941	$5.6286
November 25, 2024	18,298	86,258	$5.8984
November 26, 2024	11,142	52,527	$5.7794
November 29, 2024	9,581	45,171	$5.9880
December 2, 2024	11,598	54,677	$5.8199
December 4, 2024	8,819	41,575	$5.7096
December 5, 2024	8,550	40,308	$5.7703
December 6, 2024	3,346	15,774	$5.7300
December 6, 2024	410,843	1,939,157	$5.1600
TOTAL:	541,674	2,555,935

(d) None.

(e) Not applicable.

CUSIP No. 23204X103	13D	Page 18 of 20 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Date: December 10, 2024

ECP ControlCo, LLC

By:	/s/ Rahman D’Argenio
Name:	Rahman D’Argenio
Title:	Managing Member

Energy Capital Partners III, LLC

By:	ECP ControlCo, LLC, its managing member

By:	/s/ Rahman D’Argenio
Name:	Rahman D’Argenio
Title:	Managing Member

Energy Capital Partners GP III, LP

By:	Energy Capital Partners III, LLC, its general partner
By:	ECP ControlCo, LLC, its managing member

By:	/s/ Rahman D’Argenio
Name:	Rahman D’Argenio
Title:	Managing Member

Energy Capital Partners III, LP

By:	Energy Capital Partners GP III, LP, its general partner
By:	Energy Capital Partners III, LLC, its general partner
By:	ECP ControlCo, LLC, its managing member

By:	/s/ Rahman D’Argenio
Name:	Rahman D’Argenio
Title:	Managing Member

Energy Capital Partners III-A, LP

By:	Energy Capital Partners GP III, LP, its general partner
By:	Energy Capital Partners III, LLC, its general partner
By:	ECP ControlCo, LLC, its managing member

By:	/s/ Rahman D’Argenio
Name:	Rahman D’Argenio
Title:	Managing Member

CUSIP No. 23204X103	13D	Page 19 of 20 Pages

Energy Capital Partners III-B, LP

By:	Energy Capital Partners GP III, LP, its general partner
By:	Energy Capital Partners III, LLC, its general partner
By:	ECP ControlCo, LLC, its managing member

By:	/s/ Rahman D’Argenio
Name:	Rahman D’Argenio
Title:	Managing Member

Energy Capital Partners III-C, LP

By:	Energy Capital Partners GP III, LP, its general partner
By:	Energy Capital Partners III, LLC, its general partner
By:	ECP ControlCo, LLC, its managing member

By:	/s/ Rahman D’Argenio
Name:	Rahman D’Argenio
Title:	Managing Member

Energy Capital Partners III-D, LP

By:	Energy Capital Partners GP III, LP, its general partner
By:	Energy Capital Partners III, LLC, its general partner
By:	ECP ControlCo, LLC, its managing member

By:	/s/ Rahman D’Argenio
Name:	Rahman D’Argenio
Title:	Managing Member

Energy Capital Partners GP III Co-Investment (NESCO), LLC

By:	Energy Capital Partners III, LLC, its general partner
By:	ECP ControlCo, LLC, its managing member

By:	/s/ Rahman D’Argenio
Name:	Rahman D’Argenio
Title:	Managing Member

Energy Capital Partners III (NESCO Co-Invest), LP

By:	Energy Capital Partners GP III Co-Investment (NESCO), LLC
By:	Energy Capital Partners III, LLC, its general partner
By:	ECP ControlCo, LLC, its managing member

By:	/s/ Rahman D’Argenio
Name:	Rahman D’Argenio
Title:	Managing Member

CUSIP No. 23204X103	13D	Page 20 of 20 Pages

ECP Starlight Public GP, LLC

By:	/s/ Christopher M. Leininger
Name:	Christopher M. Leininger
Title:	Executive Vice President & General Counsel

ECP Starlight Guarantor (Public), LP

By:	ECP Starlight Public GP, LLC, its general partner

By:	/s/ Christopher M. Leininger
Name:	Christopher M. Leininger
Title:	Executive Vice President & General Counsel

NESCO Holdings GP, LLC

By:	/s/ Rahman D’Argenio
Name:	Rahman D’Argenio
Title:	President

NESCO Holdings, LP

By:	NESCO Holdings GP, LLC, its general partner

By:	/s/ Rahman D’Argenio
Name:	Rahman D’Argenio
Title:	President

ECP Cardinal Holdings, LP

By:	NESCO Holdings GP, LLC, its general partner

By:	/s/ Rahman D’Argenio
Name:	Rahman D’Argenio
Title:	President